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EX-99.1 PRESS RELEASE DATED JULY 21, 2003

Exhibit 99.1

Euramax International, Inc. to offer senior subordinated notes

        Norcross, Georgia, July 21, 2003—Euramax International, Inc. today announced that it is launching a private placement of up to $200,000,000 aggregate principal amount of a new issuance of senior subordinated notes due 2011. The company intends to use the net proceeds of this offering to repay a portion of its existing debt. In addition, in the future, the company may pay a dividend to its stockholders or repurchase some of its outstanding common stock, subject to restrictions that may be contained in agreements governing the company's existing or future indebtedness. Under the terms of the indenture that will govern the notes, in addition to dividends and stock repurchases permitted under the restricted payment provision, the company may pay a dividend or repurchase stock up to $70 million, subject to compliance with a cash flow ratio test.

        Euramax's offering of notes is made in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes will not be registered under the Securities Act of 1933 and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

        Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

        Note regarding forward-looking statements: Statements made by Euramax, which are not historical facts, are forward looking statements that involve risks and uncertainties. Statements including the words "anticipate," "expect," "project," "may," "intend," "foresee," "believe," and "feel," also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the "Risk Factors" section of the Company's Report on Form 10-K for the year ended December 27, 2002.

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  Exhibit 99.1